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                                   EXHIBIT 11

                              THE FINOVA GROUP INC.
                        Computation of Earnings Per Share
                  (Dollars in Thousands, except per share data)

                                              Quarter Ended                         Twelve Months Ended
                                                 March 31,                              December 31,
                                      -------------------------------         -------------------------------
                                         1996                1995                1995                1994
                                      -----------         -----------         -----------         -----------
Net income/earnings available
  to common shareholders              $    27,121         $    22,368         $    97,629         $    74,313
                                      ===========         ===========         ===========         ===========
Average common shares
  outstanding before common
  equivalents                          27,320,000          27,620,000          27,452,000          24,998,000
Common equivalent stock
  options                                 603,000             274,000             380,000             309,000
                                      -----------         -----------         -----------         -----------
Average outstanding common
  and equivalent shares                27,923,000          27,894,000          27,832,000          25,307,000
                                      ===========         ===========         ===========         ===========
Earnings per common
 and equivalent share                 $      0.97         $      0.80         $      3.51         $      2.94
                                      ===========         ===========         ===========         ===========



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